UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 9, 2005

CERIDIAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15168	41-1981625
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3311 East Old Shakopee Road, Minneapolis, Minnesota		55425
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (952) 853-8100

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

At a meeting held on December 9, 2005, the Board of Directors (the “Board”) of Ceridian Corporation (the “Company”) approved certain changes to the compensation program for non-employee directors of the Board, to be effective January 1, 2006.  The Company has not made significant revisions to the non-employee director compensation program since 1998, and the changes were made following a comprehensive study of the current director compensation practices of select peer companies.  Effective January 1, 2006, the non-employee director compensation program will generally provide for: (1) an annual Board retainer of $65,000; (2) Committee chair fees of up to $15,000 per year; (3) an 8,000 share annual stock option award upon re-election to the Board; and (4) one time restricted stock award valued at $150,000 upon initial election or appointment to the Board.  A summary of the revised non-employee director compensation program is attached hereto as Exhibit 10.01, and is incorporated herein by reference.

In addition, at the December 9, 2005 meeting, the Board also approved stock ownership guidelines for non-employee directors of the Company.  The stock ownership guidelines provide that beginning January 1, 2006, each non-employee director of the Company should strive to own common stock of the Company equal to at least four times the annual Board retainer paid to non-employee directors within five years of becoming a director of the Company.

Item 9.01.               Financial Statements and Exhibits.

(c)                                  Exhibits

10.1                           Ceridian Corporation Non-employee Director Compensation Program Summary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN CORPORATION

/s/ Gary M. Nelson
Gary M. Nelson
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Dated:  December 14, 2005

INDEX TO EXHIBITS

Exhibit No.	Item	Method of Filing

10.1	Ceridian Corporation Non-employee Director Compensation Program Summary	Filed electronically